Exhibit 99

INVESTOR CONTACT:	Donald J. MacLeod	FOR IMMEDIATE RELEASE
	(716) 842-5138	June 9, 2015

MEDIA CONTACT:	C. Michael Zabel
(716) 842-5385

M&T Bank Corporation Elects Newton P.S. Merrill to its Board of Directors

BUFFALO, N.Y. — M&T Bank Corporation (NYSE: MTB)(“M&T”) announced the election of Newton P.S. Merrill to its Board of Directors, effective at today’s meeting. Mr. Merrill was also elected as a director of the Board of Directors of M&T Bank, M&T’s principal banking subsidiary.

Mr. Merrill joins M&T’s board with more than five decades of financial services industry experience, including 40 years at Bank of New York, from where he retired in 2003 as a member of the Senior Policy Committee and Senior Executive Vice President responsible for private client services and asset management. Over the course of his career, he also headed Bank of New York’s commercial banking and regional banking groups, and served as the Chairman of the Board of Bank of New York in Delaware. In the early 1990s, he served as Executive Vice President and Group Executive of National and Global Banking at Bank of Boston. Additionally, Mr. Merrill serves as a director for several institutional investment funds. He graduated from Harvard College in 1961.

“Newt Merrill brings extraordinary experience, wisdom, pragmatism and commitment to fiduciary responsibility to M&T’s board—characteristics which he has developed and honed over a half century in banking,” said Robert G. Wilmers, M&T Chairman and CEO. “He will be a strong addition to our board, and will enhance our culture of conservative and consistent community banking.”

Mr. Merrill has been serving as an advisory member of the Trust and Investment Committee of the Board of Directors of M&T Bank, and upon his election as a director of the Board of Directors of M&T Bank he was also appointed as a regular member of M&T Bank’s Trust and Investment Committee.

M&T is a financial holding company headquartered in Buffalo, New York. M&T’s principal banking subsidiary, M&T Bank, operates banking offices in New York, Pennsylvania, Maryland, Virginia, West Virginia, Delaware and the District of Columbia. Trust-related services are provided by M&T’s Wilmington Trust-affiliated companies and by M&T Bank.

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